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                                                                   EXHIBIT 99.1

                                       Contact:  R. Scott Murray
                                                 Chief Financial Officer
                                                 SoftKey International Inc.
                                                 (617) 494-5861


For Immediate Release
---------------------

                          SoftKey International Inc.
                  Announces Private Offering of $300,000,000
                 Principal Amount of Senior Convertible Notes
                           and Preliminary Earnings
                 --------------------------------------------

CAMBRIDGE, MASS., October 11, 1995 -- SoftKey International Inc. (Nasdaq: SKEY;
TSE: SSK) today announced that it is making a private offering of $300,000,000 principal amount Senior Convertible Notes due 2000. The Notes will be convertible into SoftKey common stock at a fixed conversion price per share to be determined. The Notes will be redeemable by SoftKey on or after November 1, 1998 at declining redemption prices.

SoftKey intends to use a substantial portion of the net proceeds of the offering for acquisitions and strategic alliances. There are currently no understandings, agreements or commitments with respect to any such transactions.

The Senior Convertible Notes to be offered by SoftKey in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements.

SoftKey also announced today that it expects its revenues for the third quarter ended September 30, 1995 will be $40 million and that its approximate earnings per share will be between $.33 - $.35 per share on a fully diluted basis. SoftKey will announce its third quarter financial results on October 24, 1995 as previously expected.